As filed with the Securities and Exchange Commission on April 28, 2010

Registration No. 333-165618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	68-0373593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard

Hayward, CA 94545

(510) 782-2286

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen J. Fanning

Chairman, President and Chief Executive Officer

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, CA 94545

(510) 782-2286

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris F. Fennell, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

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Large accelerated filer	☐	Accelerated filer	☐

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated April 28, 2010

PROSPECTUS

2,435,897 Shares

Solta Medical, Inc.

Common Stock

This prospectus relates to the offer and sale of up to 2,435,897 shares of our common stock under this prospectus by the selling stockholders identified in the “Selling Stockholders” section of this prospectus or their transferees, pledgees, donees or successors in interest, which offer and sale is not being underwritten. We issued these shares of our common stock to the selling stockholders in connection with our acquisition of Aesthera Corporation on February 26, 2010.

The selling stockholders or their pledgees, donees, transferees or other successors in interest may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell shares of common stock in the section titled “Plan of Distribution” on page 24. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is listed on The NASDAQ Global Market under the symbol “SLTM.” The last reported sale price for our common stock on April 27, 2010 was $2.39 per share.

Investment in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             .

-i-

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our common stock.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus or incorporated into this prospectus by reference. While we have included what we believe to be the most important information about the company and this offering, the following summary may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 3, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” “Solta,” “Solta Medical” and “us” refer to Solta Medical, Inc. References to “selling stockholders” refer to the stockholders listed herein under the heading “Selling Stockholders” on page 23, who may sell shares from time to time as described in this prospectus.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the Commission, to register 2,435,897 shares of our common stock, or the Shares. The Shares were issued in connection with our acquisition of Aesthera Corporation, which closed on February 26, 2010, as described in the Current Report on Form 8-K filed by us with the Commission on March 1, 2010. The Shares are being registered for resale or other disposition by the selling stockholders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

About Solta Medical, Inc.

We design, develop, manufacture and market aesthetic energy devices to address aging skin. We were incorporated in 1996 and received FDA clearance for treatment of periorbital wrinkles and commercially launched our first Thermage system in 2002. In June 2004, we received FDA clearance for the treatment of facial wrinkles and rhytids. In December 2005, we received FDA clearance to market our system for the treatment of wrinkles and rhytids, without limitation to particular areas of the body. In October 2006, we received FDA clearance to market our system for the temporary improvement in the appearance of cellulite. In June 2007, we received clearance to market our system for treatment of wrinkles and rhytids for the upper and lower eyelids. In June 2009, we received FDA clearance to market our latest Thermage system and hand piece configuration for wrinkles, rhytides and for the temporary improvement in the appearance of cellulite. Our patented and FDA-cleared systems use radiofrequency, or RF, energy to heat and shrink collagen and tighten tissue while simultaneously cooling and protecting the surface of the skin.

Laser devices used for aesthetic procedures, such as skin resurfacing, are also generally regulated as Class II medical devices, requiring 510(k) clearance. The FDA has granted eleven 510(k) clearances for four Fraxel devices relating to multiple indications for use. We received FDA clearance to market our first generation Fraxel SR750 system for coagulation of soft tissue in November 2003 and subsequently for treatment of periorbital wrinkles (June 2004), pigmented lesions (June 2004), melasma (March 2005), skin resurfacing procedures (July 2005) and acne and surgical scars (March 2006). In March 2006, we received FDA clearance to market our Fraxel re:store system for soft tissue coagulation and for treatment of periorbital wrinkles, pigmented lesions, melasma and skin resurfacing. We subsequently received FDA clearance for the Fraxel re:store for treatment of acne and surgical scars in January 2007 and for actinic keratoses in May 2007. In April 2007, we received FDA clearance to market the Fraxel re:fine system for soft tissue coagulation and for treatment of periorbital wrinkles, pigmented lesions, melasma, skin resurfacing, acne scars and surgical scars. The Fraxel re:pair system was cleared for ablation, coagulation and resurfacing of soft tissue in April 2007 and for treatment of wrinkles, pigmentation, textural irregularities and vascular dyschromia in November 2007. We received FDA clearance for two additional Fraxel re:pair handpieces in July 2008, which deliver ablative and incisional treatments for surgical applications. As of September 30, 2009, we had an installed base of approximately 2,800 Thermage systems and 2,200 Fraxel systems and had sold over 695,000 treatment tips.

We were incorporated in California in 1996. In September 2001, we reincorporated in Delaware. In December 2008, we acquired Reliant Technologies, Inc. The acquisition combined two companies with strong brand names with one of the largest direct U.S. sales forces in the industry. Following the acquisition, we changed our name from Thermage, Inc. to Solta Medical, Inc. In February 2010, we acquired Aesthera Corporation, a developer, manufacturer and marketer of light-based aesthetic treatment systems – the Isolaz and Isolaz Pro platforms – based on proprietary Photopneumatic technology.

Our principal executive offices are located at 25881 Industrial Boulevard, Hayward, CA 94545 and our telephone number at that address is (510) 782-2286.

“Thermage”, “ThermaCool”, “NXT”, “Reliant”, “Fraxel”, “Aesthera”, “Isolaz”, “Isolaz Pro” and “Photoneumatic” are registered trademarks in the United States and several other countries. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

We are in a difficult economic period, and the uncertainty in the economy has reduced and may continue to reduce patient demand for our products; if there is not sufficient patient demand for Thermage, Fraxel or our recently acquired Isolaz and Isolaz Pro procedures, practitioner demand for our Thermage, Fraxel or our recently acquired Isolaz and Isolaz Pro systems could drop, resulting in unfavorable operating results.

Recent distress in the financial markets has had an adverse impact on our business. The aesthetic treatment system industry in which we operate is particularly vulnerable to economic trends. The decision to undergo a Thermage, Fraxel Isolaz or Isolaz Pro procedure is driven by consumer demand. Most procedures performed using our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems are elective procedures, the cost of which must be borne by the patient, and are not reimbursable through government or private health insurance. In times of economic uncertainty or recession, individuals often reduce the amount of money that they spend on discretionary items, including aesthetic procedures. The general economic difficulties being experienced by our customers and the lack of availability of consumer credit for some of our customers are adversely affecting the market in which we operate.

If the current situation continues or deteriorates further, our business would be negatively impacted and our financial performance would be materially harmed in the event that any of the above factors discourage patients from seeking Thermage, Fraxel or our recently acquired Isolaz and Isolaz Pro procedures.

We are totally dependent upon the success of our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems, which have a limited commercial history. If our products fail to achieve sufficient market acceptance, our business will suffer.

We expect that sales of our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems, including our treatment tips, will account for substantially all of our revenue for the foreseeable future. We expect to continue to expand our line of systems and treatment tips. This may not occur when expected, or at all, which would negatively affect our anticipated revenue. Our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems may not significantly penetrate current or new markets. If demand for our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems does not increase as we anticipate, or declines, our business, financial condition and results of operations will be harmed.

Our financial results may fluctuate unpredictably, making it difficult to forecast future performance.

Our limited operating history makes it difficult for us to predict future performance. Historically, the demand for our Thermage and Fraxel systems has varied from quarter to quarter. A number of factors, over which we have limited or no control, may contribute to fluctuations in our financial results, such as:

•	delays in receipt of anticipated purchase orders;

•	seasonal variations in patient demand for aesthetic procedures;

•	the impact of general economic conditions on the demand for aesthetic procedures;

•	performance of our independent distributors;

•	the lack of credit available to physicians to finance capital equipment purchases;

•	positive or negative media coverage of our products or products of our competitors or our industry;

•	our ability to obtain further regulatory clearances or approvals;

•	delays in, or failure of, product and component deliveries by our subcontractors and suppliers;

•	changes in the length of the sales process;

•	the costs of litigation claims or adverse outcomes from legal proceedings;

•	customer response to the introduction of new product offerings;

•	fluctuations in foreign currency; and

•	excess or obsolete inventory charges.

Our success depends on growing physician adoption of our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems and continued use of our treatment tips.

Our target physician customers typically already own one or more aesthetic device products. Our ability to grow our business and convince physicians to purchase our systems and products depends on the success of our clinical and sales and marketing efforts. Our business model involves both a capital equipment purchase of our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems and continued purchases by our customers of our treatment tips. This may be a novel business model for many potential customers who may be used to competing products that are either exclusively capital equipment, such as many laser-based systems, or that are exclusively single-use products, such as Botox or dermal fillers. In addition, the lack of credit available to physicians to finance the purchase of Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems may also impact the adoption of these systems. We must be able to demonstrate that the cost of our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems and the revenue that the physician can derive from performing procedures using our product are compelling when compared to the cost and revenue associated with alternative products. When marketing to plastic surgeons, we must also, in some cases, overcome a bias against non-invasive or minimally invasive aesthetic procedures. If we are unable to increase physician adoption of our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems and use of our treatment tips, our financial performance will be adversely affected.

We may not be able to achieve or sustain profitability even if we are able to generate significant revenue.

We incurred a loss of $11.2 million and $16.4 million in the year ended December 31, 2009 and 2008, respectively. In the past, we have expanded our business and increased our expenses in order to grow revenue. We will have to increase our revenue while effectively managing our expenses in order to achieve sustained profitability. Our failure to achieve or sustain profitability could negatively impact the market price of our common stock.

We may not be successful in selling and marketing our new products.

The commercial success of the products and technologies we develop will depend upon the acceptance of these products by physicians and their patients. It is difficult for us to predict how successful recently introduced products and procedures including the Thermage CPT system and Fraxel re:store Dual system, or products we are currently developing, will be over the long term. If the products we develop do not gain market acceptance, our revenues and operating results will suffer. In addition, we expect to face significant competition, in some cases from companies that are more established, market more widely known products and have greater resources than we do. We may not be able to differentiate our new products sufficiently from our competitors’ products to achieve significant market penetration. As a result of these factors, we may incur significant sales and marketing expenses for our new products without achieving commercial success, which could harm our business and our competitive position.

In addition, as new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories, and ensure that enough supplies of new products can be delivered to meet customer demand.

The failure of our systems to meet patient expectations or the occurrence of unpleasant side effects from the Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro procedures could impair our financial performance.

Our future success depends upon patients having a positive experience with the Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro procedures in order to increase physician demand for our products, as a result of both individual patients’ repeat business and as a result of word-of-mouth referrals. We believe that patients may be dissatisfied with the Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro procedures if they find it to be too painful. Furthermore, patients may experience temporary swelling or reddening of the skin as a procedure side effect. In rare instances, patients may receive burns, blisters, skin discoloration or skin depressions. Experiencing excessive pain or any of these side effects or adverse events could discourage a patient from having a Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro procedure or discourage a patient from having additional procedures or referring Thermage and Fraxel procedures to others. In order to generate repeat and referral business, we also believe that patients must be satisfied with the effectiveness of the procedures. Results obtained from a Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro procedure are subjective and may be subtle. A Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro treatment may produce results that may not meet patients’ expectations. If patients are not satisfied with the procedure or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.

The conditions of our secured term loan contain certain financial covenants with respect to our performance and other covenants that restrict our activities. If we are unable to comply with these covenants, we would have to negotiate an amendment to the loan agreement or the lender could accelerate the repayment of our indebtedness.

Our secured term loan contains certain financial covenants which require us to maintain specified levels of positive EBITDA and tangible net worth (both as defined in the loan agreement) each fiscal quarter. We are also subject to restrictive covenants, including among others covenants that restrict our ability to incur additional indebtedness, to dispose of assets, to effect certain corporate transactions, including specified mergers or acquisitions, and to pay dividends. The loan agreement generally provides for customary events of default, including among others non-payment defaults, covenant defaults, and a default in the event a material adverse change occurs. There is no assurance that we will be able to comply with our financial covenants. Upon the occurrence of an event of default under the term loan, the lender will be entitled to acceleration of all obligations under the loan agreement and an obligation to repay all obligations in full and such event of default could result in an increase to the applicable interest rate of 5.00%. Any acceleration in the repayment of our indebtedness could adversely affect our business.

We may face problems with our acquisition of Aesthera Corporation.

On February 26, 2010, we completed our acquisition of Aesthera Corporation, or Aesthera, a developer, manufacturer and marketer of light-based aesthetic treatment systems. We cannot be certain that the acquisition of Aesthera will be successful or that we will realize the anticipated benefits of the acquisition. In particular, we may not be able to realize the strategic and operational benefits and objectives we had anticipated, including, greater revenue and market opportunities, maintaining industry leadership and consistent profitability. In addition, the demand for our combined product offerings may fluctuate and we may face increased competition into the markets for our products. Any of these factors and the following factors, as well as the inability to realize the long-term anticipated efficiencies and synergies of the acquisition of Aesthera, may have a material adverse effect on our business, operating results and financial condition. These factors may include:

•	the potential disruption of the combined company’s ongoing business and diversion of management resources;

•	the possibility that the business cultures are not compatible;

•	the difficulty of incorporating acquired products, technology and rights into the combined company’s products and services;

•	unanticipated expenses related to integration of operations;

•	the impairment of relationships with employees and customers as a result of any integration of new personnel;

•	potential unknown liabilities associated with the acquired business and technology;

•	potential periodic impairment of goodwill and intangible assets acquired; and

•	potential inability to retain, integrate and motivate key personnel.

Any acquisitions that we make could disrupt our business and harm our financial condition.

Our growth strategy includes evaluation of potential strategic acquisitions of complementary businesses, products or technologies. We may also consider joint ventures and other collaborative projects. We have incurred integration costs related to the acquisition of Reliant. We may incur similar expenses in future periods as we complete our integration plan in connection with our acquisition of Aesthera Corporation, as well as expenses associated with evaluation of other potential strategic transactions. Such expenditures could negatively impact our financial performance in future periods.

We may not be able to successfully integrate the combined business, products or technologies. In addition, the integration of such acquisition and management of any collaborative project may divert management’s time and resources from our core business and disrupt our operations. If we decide to expand our product offerings, we may spend time and money on projects that do not increase our revenue. Any cash acquisition we pursue would diminish funds available to us for other uses, and any stock acquisition would dilute our stockholders’ ownership. While we from time to time evaluate potential collaborative projects and acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any other acquisitions or collaborative projects.

We may fail to effectively build and manage our sales force or to market and distribute our products.

We rely on a direct sales force to sell our products in the United States and in certain international regions. As the Company grows, we expect to grow or realign our sales organization to meet our anticipated sales objectives. There are significant risks involved in building and managing our sales organization, including risks related to our ability to:

•	hire qualified individuals as needed;

•	provide adequate training for the effective sale of our products; and

•	retain and motivate our sales employees.

In addition, sales to non-traditional practitioners of aesthetic procedures is a key element of our growth strategy. However, our sales force historically has sold primarily to dermatologists and plastic surgeons. Also, our systems compete with products that are well-established in the market. Accordingly, it is difficult for us to predict how well our sales force will perform. Our failure to adequately address these risks could have a material adverse effect on our ability to sell our products, causing our revenue to be lower than expected and harming our results of operations.

We may be required to raise additional capital and/or debt financing on unfavorable terms.

Our future liquidity requirements may increase beyond currently expected levels if we fail to achieve sustained profitability or if unanticipated expenses or other uses of cash arise. In order to meet our liquidity needs, we may be required to seek additional equity and/or debt financing. Additional financing may not be available on a timely basis on terms acceptable to us, or at all, particularly in the short-term due to the current credit and equity market funding environments. The availability of financing will depend, in part, on market conditions, and the outlook for our company. Any future equity financing would result in substantial dilution to our stockholders. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, through debt covenants or other restrictions. If adequate funds are not available, we may have to delay development of new products or reduce marketing, customer support or other resources devoted to our products. In addition, if we are unable to obtain financing as needed, we may come into breach of our outstanding loan covenants. Any of these factors could harm our business and financial condition.

We are involved in intellectual property litigation, which could be costly and time consuming, and may impact our future business and financial performance.

We advised Alma Lasers Ltd. and Alma Lasers, Inc. (together “Alma”) as early as February 2006 that Alma’s Accent product infringed numerous Thermage patents. On April 26, 2007 Alma filed a lawsuit against us in the United States District Court for the District of Delaware requesting a declaratory judgment that Alma’s Accent product does not infringe our patents and that our patents are invalid. We believe that we have meritorious defenses in this action and intend to defend the action vigorously. On June 20, 2007, we filed patent infringement counterclaims against Alma in the United States District Court for the District of Delaware asserting that Alma’s AccentXL and Harmony systems infringe ten of our U.S. patents. The counterclaims were amended on December 10, 2007 to include a claim of infringement of an eleventh patent. In addition to damages and attorney fees, we are asking the Court to enjoin Alma from further infringement. During May, June and July 2008, Alma filed with the United States Patent and Trademark Office requests that all of the 11 patents asserted by us be reexamined. The United States Patent and Trademark Office has made rejections of some claims in each of these 11 patents. We believe the United States Patent and Trademark Office will reaffirm the validity of our patents. Although we do not believe the final disposition of these matters will have a material adverse effect on our financial statements and future cash flows, our intellectual property has not been tested at trial. If we initiate litigation to protect our rights, we run the risk of having our patents invalidated, which would undermine our competitive position.

Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and could divert management’s attention from our core business. If we lose this kind of litigation, a court could require us to pay substantial damages, and prohibit us from using technologies essential to our products, any of which would have a material adverse effect on our business, results of operations and financial condition. We do not know whether necessary licenses would be available to us on satisfactory terms, or whether we could redesign our products or processes to avoid infringement.

Our industry has been characterized by frequent intellectual property litigation. Our competitors or other patent holders may assert that our products and the methods we employ are covered by their patents. If our products or methods are found to infringe, we could be prevented from marketing them. In addition, we do not know whether our competitors or potential competitors have applied for, or will apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use, sell, import or export our products. Competing products may also appear in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, we could be prevented from marketing our products in one or more countries.

In addition, we may hereafter become involved in litigation to protect our trademark rights associated with our company name or the names used with our products. Names used with our products and procedures may be claimed to infringe names held by others or to be ineligible for proprietary protection. If we have to change the name of our company or products, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales.

We are involved in litigation relating to our acquisition of Reliant Technologies, Inc., which could be costly and time consuming.

On December 21, 2009, a complaint was filed in the Santa Clara County Superior Court by three former stockholders of Reliant Technologies, Inc. against Reliant and certain former officers and directors of Reliant in connection with our acquisition of Reliant, which closed on December 23, 2008. The complaint purports to be brought on behalf of the former common stockholders of Reliant. As a result of the acquisition, a successor entity to Reliant, Reliant Technologies, LLC, became our wholly-owned subsidiary. Eric Stang and Leonard DeBenedictis are among the defendants named in the complaint. Messrs. Stang and DeBenedictis are members of our board of directors, and Mr. DeBenedictis is our Chief Technology Officer. The principal claim, among others, is that Reliant violated the California Corporations Code by failing to obtain the vote from a majority of holders of Reliant’s common stock prior to the consummation of the acquisition. The complaint also purports to challenge disclosures made by Reliant in connection with its entry into the acquisition and that the defendants failed to maximize the value of Reliant for the benefits of Reliant’s common stockholders. We believe that this suit is without merit, and we intend to vigorously defend it. Although we do not expect that the final disposition of this litigation will have a material adverse effect on our financial results, we may have to devote certain personnel and resources to resolve this litigation.

Intellectual property rights may not provide adequate protection for our products, which may permit third parties to compete against us more effectively.

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. As of December 31, 2009, we had 74 issued U.S. patents, 73 pending U.S. patent applications, 52 issued foreign patents and 72 pending foreign patent applications, some of which foreign applications preserve an opportunity to pursue patent rights in multiple countries. Some of our system components are not, and in the future may not be, protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. Moreover, we do not have patent rights in all foreign countries in which a market may exist, and where we have applied for foreign patent rights, the laws of many foreign countries will not protect our intellectual property rights to the same extent as the laws of the United States.

In addition, competitors could purchase our systems and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to protect our market against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

Performing clinical studies on, and collecting data from, the Thermage or Fraxel procedures is inherently subjective, and we have limited data regarding the efficacy of our systems. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

We believe that in order to significantly grow our business, we will need to conduct future clinical studies of the effectiveness of our Thermage and Fraxel systems. Clinical studies of aesthetic treatments are subject to a number of limitations. First, these studies do not involve well-established objective standards for measuring the effectiveness of treatment. Subjective, before and after, evaluation of the extent of change in the patient’s appearance, performed by a medical professional or by the patient, is the most common method of evaluating effectiveness. A clinical study may conclude that a treatment is effective even if the change in appearance is subtle and not long-lasting. Second, as with other non-invasive or minimally invasive energy-based devices, the effect of the Thermage and Fraxel procedures vary from patient to patient and can be influenced by a number of factors, including the area of the body being treated, the age and skin laxity of the patient and operator technique.

We have not conducted any head-to-head clinical studies that compare results from treatment with our systems to surgery or treatment with other aesthetic devices. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase our Thermage and Fraxel systems. If we decide to pursue additional studies in the future, they could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, our Thermage and Fraxel systems may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

To successfully market and sell our systems internationally, we must address many issues with which we have limited experience.

International sales accounted for 54% of our revenue for the year ended December 31, 2009 and 48% of our revenue for each of the years ended December 31, 2008 and 2007. We believe that a significant portion of our business will continue to come from international sales through increased penetration in countries where we currently sell our products, combined with expansion into new international markets. However, international sales are subject to a number of risks, including:

•	difficulties in staffing and managing our international operations;

•	difficulties in penetrating markets in which our competitors’ products are more established;

•	reduced or no protection for intellectual property rights in some countries;

•	export restrictions, trade regulations and foreign tax laws;

•	regulation of the sale of the hydroflurocarbon used with our ThermaCool system;

•	fluctuating foreign currency exchange rates;

•	foreign certification and regulatory clearance or approval requirements;

•	difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;

•	dependence on third-party distributors in some territories;

•	customs clearance and shipping delays;

•	political and economic instability;

•	preference for locally produced products;

•	business interruption resulting from transitioning to direct sales from international distributors in certain international regions; and

•	difficulties in getting distributors to relinquish regulatory documentation.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and if we are unable to find a solution, our revenue may decline.

To market and sell our products internationally, we depend on distributors, and they may not be successful.

We currently depend primarily on third-party distributors to sell and service our products internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell our systems. Distributors may not commit the necessary resources to market, sell and service our products to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected. In addition, from time to time, legal disputes arise when we wish to discontinue a distributor relationship in a given territory or otherwise feel a distributor is not performing adequately. Such disputes have led to legal proceedings that are costly to litigate and that could result in outcomes that are not favorable to us.

New legislation regarding healthcare reform may affect our revenue and financial condition.

The U.S. government is currently considering and may in the future consider healthcare policies and proposals intended to curb rising costs, including those that could significantly affect both private and public reimbursement for healthcare services. State and local governments, as well as a number of foreign governments, are also considering or have adopted similar types of policies. Such policies and proposals include changes that would change the dynamics of the health care industry, including having the federal or one or more state governments assume a larger role in the health care system such as competing with private health insurers, imposing new taxes on health insurers, or restructuring of the Medicare or Medicaid programs. It is unclear which, if any, of the various U.S. healthcare reforms currently being discussed and/or proposed might be enacted by the U.S. Congress and signed into law. We are unable to predict what healthcare reform legislation or regulations, if any, will be enacted in the U.S.; whether other healthcare legislation or regulations affecting our business may be proposed or enacted in the future; what effect any legislation or regulation would have on our business; or the effect ongoing uncertainty about these matters will have on the purchasing decisions of our customers.

We compete against companies that have more established products, longer operating histories and greater resources, which may prevent us from achieving significant market penetration or increased operating results.

The aesthetics market is highly competitive and dynamic, and is marked by rapid and substantial technological development and product innovations. Demand for our products could be diminished by equivalent or superior products and technologies offered by competitors. Specifically, our products compete against a variety of offerings in the aesthetics market, including laser and other light-based medical devices, pharmaceutical products such as Botox, filler injections, chemical peels, microdermabrasion, liposuction, cosmetic surgical procedures and less invasive surgical solutions such as implanted sutures. Our closest competitors are makers of laser and other light-based devices, which include companies such as Alma Lasers, Cutera, Cynosure, Lumenis, Lutronic, Palomar Medical Technologies, Sciton and Syneron Medical.

Competition in the aesthetics market could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products, and on such factors as:

•	safety and effectiveness;

•	product pricing;

•	success of our marketing initiatives;

•	compelling clinical data;

•	intellectual property protection;

•	quality of customer support; and

•	development of successful distribution channels, both domestically and internationally.

Some of our competitors have more established products and customer relationships than we do, which could inhibit our market penetration efforts. For example, we have encountered, and expect to continue to encounter, situations where, due to pre-existing relationships, potential customers decided to purchase additional products from our competitors. Potential customers also may need to recoup the cost of expensive products that they have already purchased from our competitors and thus may decide not to purchase our products, or to delay such purchase. If we are unable to achieve continued market penetration, we will be unable to compete effectively and our business will be harmed.

In addition, some of our current and potential competitors have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have. Our competitors could utilize their greater financial resources to acquire other companies to gain enhanced name recognition and market share, as well as new technologies or products that could effectively compete with our existing product line. Given the relatively few competitors currently in the market, any business combination could exacerbate any existing competitive pressures, which could harm our business.

Competition among providers of devices for the aesthetics market is characterized by rapid innovation, and we must continuously develop new products or our revenue may decline.

While we attempt to protect our products through patents and other intellectual property rights, there are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with ours. As we continue to create market demand for non-surgical, non-invasive or minimally invasive treatments, competitors will enter the market with other products making similar or superior claims. We expect that any competitive advantage we may enjoy from our current and future innovations may diminish over time, as companies successfully respond to our, or create their own, innovations. Consequently, we believe that we will have to continuously innovate and improve our products and technology to compete successfully. If we are unable to innovate successfully, our systems could become obsolete and our revenue will decline as our customers purchase competing products.

Our products may have undetected and unforeseen design flaws, and may experience failures particularly when first introduced, or at any time during their lifecycle. Any product recall as a result of flaws or failures could result in the loss of or delays in market acceptance of our products and adversely affect our business and reputation. Correcting defects can be time consuming. Any significant returns or warranty claims could result in significant additional costs to us and could adversely affect our results of operations.

Negative publicity regarding our Thermage, Fraxel or future procedures could harm demand, which would adversely affect sales and our financial performance.

We have in the past experienced, and expect that in the future we will experience, negative media exposure. Such publicity may present negative individual physician or patient experience regarding the safety or effectiveness of our procedures. Competitors could attempt to use such publicity to harm our reputation and disrupt current or potential future customer relationships. While, to date, we have not observed a material impact on our quarterly financial results of operations from negative publicity, future results could be negatively impacted. Additionally, while we believe that obtaining positive publicity is important to our success, and it is an important component of our marketing efforts, we have also not observed a material impact on our quarterly financial results of operations from positive publicity.

Our reputation and competitive position may be harmed not only by negative media exposure, but also by other publicly-available information suggesting that our procedures are not safe. For example, we file adverse event reports with the FDA that are publicly available on the FDA’s website if our product may have caused or contributed to a serious injury or malfunctioned in a way that would likely cause or contribute to a serious injury if it were to recur. Competitors may attempt to harm our reputation by pointing to isolated injuries that have been reported or publicized, or by claiming that their product is superior because they have not filed as many adverse event reports with the FDA. Such negative publicity and competitor behavior could harm our reputation and our future sales.

Our manufacturing operations and those of our key manufacturing subcontractors are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

Several components and materials that comprise our products are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture our products until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

•	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

•	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

•	a lack of long-term supply arrangements for key components with our suppliers;

•	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

•	difficulty locating and qualifying alternative suppliers for our components in a timely manner;

•	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;

•	delay in delivery due to our suppliers prioritizing other customer orders over ours;

•	damage to our brand reputation caused by defective components produced by our suppliers;

•	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and

•	fluctuation in delivery by our suppliers due to changes in demand from us or their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

If, in the future, we decide to perform additional manufacturing functions internally that we currently outsource, our business could be harmed by our limited manufacturing experience and related capabilities.

We currently perform certain value-added and proprietary manufacturing processes internally at our principal facility, and we outsource the manufacture of components, subassemblies and certain finished products to a limited number of third parties. For financial or operational purposes, we may elect to perform additional component or system manufacturing functions internally. In that event, we may face a number of challenges beyond those that we currently address in our internal assembly, inspection, testing and certification activities. Implementing complex or specialized manufacturing processes could lead to difficulties in producing sufficient quantities of manufactured items that meet our quality standards and that comply with applicable regulatory requirements in a timely and cost-effective manner. In addition, if we experience these types of internal manufacturing difficulties, it may be expensive and time consuming to engage a new or previous subcontractor or supplier to fulfill our replacement manufacturing needs. The occurrence of any of these events could harm our business.

Problems in our manufacturing processes, or those of our manufacturing subcontractors, that lead to an actual or possible malfunction in our products, may require us to recall products from customers and could disrupt our operations. Our results of operations, our reputation and market acceptance of our products could be harmed if we encounter difficulties in manufacturing that result in a recall or patient injury, and delays in our ability to fill customer orders.

We outsource the repair of key elements of some products to sole-source service subcontractors.

We outsource the repair of certain key elements of our systems to sole source contract service providers. If the operations of those service subcontractors are interrupted, we may be limited in our ability to repair equipment. Our service subcontractors are dependent on trained technical labor to effectively repair our products. In addition, our service subcontractors may be operating as medical device manufacturers and as such are required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If our service subcontractors fail to comply with the FDA’s QSR, repair operations could be affected and our ability to repair certain systems may be impaired.

We may not be able to develop an alternative cooling system that will be in compliance with changing environmental regulations in a timely or cost-effective manner.

The cooling capability of our Thermage systems relies upon a hydroflurocarbon, or HFC, called R134a, to protect the outer layer of the skin from over-heating while our device delivers RF energy to the subcutaneous tissue. New environmental regulations phasing out certain HFCs over the next decade have been adopted or are under consideration in a number of countries, and recent European Union directives require the phase-out of certain HFCs. We have also put in place a solution for the European Union import restrictions. If we are unable to develop an alternative cooling system for our device which is not dependent on R134a in a timely or cost-effective manner, our Thermage systems may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

We forecast sales to determine requirements for components and materials used in our systems, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.

We keep limited materials, components and finished product on hand. To manage our manufacturing operations with our suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to six months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business expands, our demand for components and materials would increase and our suppliers may be unable to meet our demand. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of systems to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction our customers have with our business.

Even though we require training for users of Thermage and Fraxel systems and do not sell our systems to non-physicians, there exists a potential for misuse, which could harm our reputation and our business.

While we only sell our products to licensed physicians who have met our training requirements, federal regulations allow us to sell our systems to “licensed practitioners.” The definition of “licensed practitioners” varies from state to state. As a result, our systems may be operated by licensed practitioners with varying levels of training, and in many states by non-physicians, including physician assistants, registered nurses and nurse practitioners. Thus, in some states, the definition of “licensed practitioner” may result in the legal use of our products by non-physicians. Outside the United States, our independent distributors sell in many jurisdictions that do not require specific qualifications or training for purchasers or operators of products. We do not supervise the procedures performed with our systems, nor can we be assured that direct physician supervision of our equipment occurs according to our recommendations. We, and our distributors, require purchasers of our products to undergo an initial training session as a condition of purchase, but do not require ongoing training. In addition, we prohibit the sale of our systems to companies that rent our systems to third parties without our approval, but cannot prevent an otherwise qualified physician from contracting with a rental company in violation of their purchase agreement with us. The use of our systems by non-physicians, as well as noncompliance with the operating guidelines set forth in our training programs, may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Product liability suits could be brought against us due to defective design, labeling, material or workmanship, or misuse of our products, and could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If our products are defectively designed, manufactured or labeled, contain defective components or are misused, we may become subject to substantial and costly litigation by our customers or their patients. Misusing our products or failing to adhere to operating guidelines could cause significant skin damage and underlying tissue damage. In addition, if our operating guidelines or product design are found to be inadequate, we may be subject to liability. We have been, continue to be and may, in the future, be involved in litigation related to the use of our products. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. We may not have sufficient insurance coverage for all future claims. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and reduce product sales. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and reducing our operating results.

After-market modifications to our treatment tips by third parties and the development of counterfeit treatment tips could reduce our sales, expose us to product liability litigation and dilute our brand quality.

Third parties have introduced adulterated after-market modifications to our treatment tips which have enabled re-use of our treatment tips in multiple procedures. Because our treatment tips are designed to withstand a finite number of firings, modifications intended to increase the number of firings could result in patient injuries caused by the use of worn-out or damaged treatment tips. In addition, third parties may seek to develop counterfeit treatment tips that are compatible with our systems and available to practitioners at lower prices than our own. If security features incorporated into the design of our systems are unable to prevent after-market modifications to our treatment tips or the introduction of counterfeit treatment tips, we could be subject to reduced treatment tip sales, product liability lawsuits resulting from the use of damaged or defective goods and damage to our reputation for providing a quality product.

We depend on skilled and experienced personnel to operate our business effectively. If we are unable to recruit, hire and retain these employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. Many of our officers and key employees do not have employment contracts with us and can terminate their employment at any time. The loss of any of our senior management team members could weaken our management expertise and harm our business.

Our ability to retain our skilled labor force and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering and sales and marketing employees, as well as independent distributors, most of whom are geographically dispersed and must be trained in the use and benefits of our products. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

Risks Related to Regulatory Matters

If we fail to obtain and maintain necessary FDA clearances for our systems and indications, if clearances for future products and indications are delayed, not issued or rescinded or if there are federal or state level regulatory changes, our commercial operations would be harmed.

Our Thermage, Fraxel and our recently acquired Isolaz and Isolaz Pro systems are medical devices that are subject to extensive regulation in the United States by the FDA for manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or premarket approval from the FDA, unless an exemption applies. Either process can be expensive and lengthy. The FDA’s 510(k) clearance process usually takes from three to 12 months, but it can last significantly longer. The process of obtaining premarket approval is much more costly and uncertain than the 510(k) clearance process, and it generally takes from one to three years, or even longer, from the time the application is filed with the FDA.

Medical devices may be marketed only for the indications for which they are approved or cleared. We have obtained 510(k) clearance for various indications for our Thermage and Fraxel systems. In addition, 510(k) clearance has been obtained for various indications of our recently acquired Isolaz and Isolaz Pro systems. However, our clearances can be revoked if safety or effectiveness problems develop. We are also subject to Medical Device Reporting regulations, which require us to report to the FDA if our product causes or contributes to a death or serious injury, or malfunctions in a way that would likely cause or contribute to a death or serious injury. Our products are also subject to state regulations which are, in many instances, in flux. Changes in state regulations may impede sales. For example, federal regulations allow our systems to be sold to, or on the order of, “licensed practitioners,” as determined on a state-by-state basis. As a result, in some states, non-physicians may legally purchase and operate our systems. However, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to our existing products;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these events were to occur, our business could be harmed.

If we modify our FDA-cleared devices, we may need to seek and obtain new clearances, which, if not granted, would prevent us from selling our modified product or require us to redesign our product.

Any modification to an FDA-cleared device that would significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. We may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenue and potential future profitability. We have made modifications to our device in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified device, which could harm our operating results and require us to redesign our product.

If we or our repair subcontractors fail to comply with the FDA’s Quality System Regulation, our business would suffer.

We and our repair subcontractors are required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We have been, and anticipate in the future being, subject to such inspections. Our failure, or the failure of our repair subcontractors, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our products, civil or criminal penalties or other sanctions, which would cause our sales and business to suffer.

We may be unable to obtain or maintain international regulatory qualifications or approvals for our current or future products and indications, which could harm our business.

Sales of our products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. Complying with international regulatory requirements can be an expensive and time-consuming process and approval is not certain. The time required to obtain clearance or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We primarily rely upon third-party distributors to obtain all regulatory clearances and approvals required in countries outside of the United States, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or qualifications, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the United States, or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all. To support the registration of products outside the United States, we must comply with and be registered to the ISO 13485: 2003-2007 Quality System Standard. Failure to adequately maintain our ISO 13485: 2003-2007 registration may adversely impact or prevent the registration of our products in some foreign countries.

Risks Related to Our Internal Control over Financial Reporting

While we believe we currently have adequate internal control over financial reporting, we are required to assess our internal control over financial reporting on an annual basis and any future adverse results from such assessment could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock.

Pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Commission, we are required to maintain disclosure controls and procedures and adequate internal control over financial reporting. Under such requirements we must furnish in our Form 10-K a report by our management regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. While we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate because of changes in conditions. The effectiveness of our controls and procedures may in the future be limited by a variety of factors, including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

If we are unable to assert that our internal control over financial reporting is effective in any future period, or if and when applicable, our auditors are unable to express an opinion on the effectiveness of our internal controls, or conclude that our internal controls are ineffective, or if we fail to maintain adequate and effective internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Risks Related to Our Common Stock

If our public guidance or our future operating performance does not meet investor expectations, our stock price could decline.

We provide guidance to the investing community regarding our anticipated future operating performance. Our business typically has a short sales cycle, so that we do not have significant backlog of orders at the start of a quarter, and our ability to sell our products successfully is subject to many uncertainties, as discussed in the foregoing risk factors. In light of these factors, and the uncertainty as a result of the general economic situation, it is difficult for us to estimate with accuracy our future results. Our expectations regarding these results will be subject to numerous risks and uncertainties that could make actual results differ materially from those anticipated. If our actual results do not meet our public guidance or our guidance or actual results do not meet the expectations of third-party financial analysts, our stock price could decline significantly.

We expect that the price of our common stock will fluctuate substantially.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	volume and timing of sales of our products;

•	the introduction of new products or product enhancements by us or our competitors;

•	disputes or other developments with respect to our intellectual property rights or the intellectual property rights of others;

•	our ability to develop, obtain regulatory clearance or approval for and market new and enhanced products on a timely basis;

•	product liability claims or other litigation;

•	quarterly variations in our or our competitors’ results of operations;

•	sales of large blocks of our common stock, including sales by our executive officers and directors;

•	developments in our industry;

•	media exposure of our products or products of our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

These and other factors may make the price of our stock volatile and subject to unexpected fluctuation.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, for example, liquidation of shares held by our principal stockholders, including shares issued upon the exercise of outstanding options, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

Our officers, directors and principal stockholders each holding more than 5% of our common stock collectively control approximately 35% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to significantly influence the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation and Bylaws, and Delaware law, contain provisions that could discourage a takeover.

Our certificate of incorporation and bylaws, and Delaware law, contain provisions that might enable our management to resist a takeover, and might make it more difficult for an investor to acquire a substantial block of our common stock. These provisions include:

•	a classified board of directors;

•	advance notice requirements to stockholders for matters to be brought at stockholder meetings;

•	a supermajority stockholder vote requirement for amending certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws;

•	limitations on stockholder actions by written consent; and

•	the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer.

These provisions might discourage, delay or prevent a change in control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

We have a large number of authorized but unissued shares of stock, which could negatively impact a potential investor if they purchased our common stock.

Our certificate of incorporation provides for 100,000,000 shares of authorized common stock, of which more than one-third of the shares are available for future issuance, and 10,000,000 shares of authorized preferred stock, all of which are available for future issuance. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and relative voting power. We could use the shares of common stock that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

Our board of directors will be authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock with such rights, preferences and privileges as our board may determine. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights and liquidation rights that may be greater than the rights of our common stock. As a result, the rights of holders of our common stock will be subject to, and could be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors disclosed in this prospectus or any prospectus supplement when evaluating an investment in our securities. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. It is our intent that such statements be protected by the safe harbor created thereby.

The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. Except as may be required by applicable law, we undertake no obligation and do not intend to update forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of Shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The 2,435,897 shares of common stock covered by this prospectus were acquired by the selling stockholders from us in connection with our acquisition of Aesthera Corporation on February 26, 2010. We agreed to file a registration statement with the Commission covering the resale of the shares issued in the acquisition.

The following table provides information regarding the selling stockholders and the number of Shares each selling stockholder is offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. Under the rules of the Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholder the right to acquire common stock within 60 days of March 1, 2010. Unless otherwise indicated in the footnotes below, we believe that the selling stockholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 59,360,668 shares of our common stock issued and outstanding as of April 16, 2010. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The Shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by each of the selling stockholders. The selling stockholders may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares the selling stockholders will sell under this prospectus.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

	Shares Beneficially Owned before Offering			Shares Beneficially Owned After Offering
Name of selling stockholders	Number	Percentage (%)	Shares Offered Hereby (1)	Number	Percentage (%)
Pinnacle Ventures II-A, L.P.(2)	702,448	1.2	48,718	653,730	1.1
Pinnacle Ventures II-B, L.P.(2)	2,699,883	4.5	2,046,153	653,730	1.1
Pinnacle Ventures II-C, L.P.(2)	824,243	1.4	170,513	653,730	1.1
Pinnacle Ventures II-R, L.P.(2)	824,243	1.4	170,513	653,730	1.1

(1)	We do not know when or in what amounts a selling stockholder may offer Shares for sale. The selling stockholders may not sell any or all of the Shares offered by this prospectus. Because the selling stockholders may offer all or some of the Shares pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Shares, we cannot estimate the number of Shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the Shares covered by this prospectus will be held by the selling stockholders.
(2)	Pinnacle Ventures II-A, L.P., Pinnacle Ventures II-B, L.P., Pinnacle Ventures II-C, L.P. and Pinnacle Ventures II-R, L.P. are affiliated entities. The amounts held by such entities include 84,862 shares held by Pinnacle Ventures I- A(Q), L.P., 247,803 shares held by Pinnacle Ventures I-B, L.P. and 6,784 shares held by Pinnacle Ventures I Affiliates, L.P. The amounts held by such entities also include 307,995 warrants held by Pinnacle Ventures I(Q) Equity Holdings, L.L.C. and 6,286 warrants held by Pinnacle Ventures I Affiliates, L.P.

PLAN OF DISTRIBUTION

The selling stockholders may resell, redistribute, transfer or otherwise dispose of any or all of the securities listed elsewhere in this prospectus or interest therein from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive securities from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. The selling stockholders may sell, transfer or otherwise dispose of the Shares being offered from time to time in one or more transactions:

•	on The Nasdaq Global Market or otherwise;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise;

•	a combination of such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also transfer the securities by gift, pledge or other form of transfer. We do not know of any current arrangements by the selling stockholders for the sale or distribution of any of the securities.

The selling stockholders also may sell the Shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling stockholders may effect transactions by selling Shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the Shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of Shares may be deemed to be underwriting compensation.

Each of the selling stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by any of the selling stockholders.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

We have agreed to indemnify the selling stockholders and their respective officers, directors, employees, agents and representatives, and each other person who may be subject to liability because of his, her or its connection with the selling stockholder, against specified liabilities, including liabilities under the federal securities laws. The selling stockholders have agreed to, severally and not jointly, indemnify us, our officers, directors, employees, agents and representatives and each other person subject to liability because of his, her or its connection with us, against specified liabilities arising from information provided by the selling stockholder for use in this prospectus, including liabilities under the federal securities laws.

In connection with the sale of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We have agreed with each selling stockholder to register the securities under the Securities Act, and to keep the registration statement, of which this prospectus constitutes a part, effective with respect to its Shares until the earlier of (i) the date on which all of the Shares have been sold by the selling stockholders pursuant to the registration statement, (ii) the date on which either all of the Shares are distributed or saleable to the public without volume or manner of sale limitations pursuant to Rule 144 promulgated by the Commission under the Securities Act (or any similar provision then in effect), or (iii) the date on which all of the outstanding Shares covered by the registration statement ceases to be outstanding. We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

In connection with our acquisition of Aesthera Corporation, which closed on February 26, 2010, we entered into a lock-up agreement with the selling stockholders pursuant to which the selling stockholders agreed not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of the securities through the sixty (60) day anniversary of the closing date of our acquisition of Aesthera Corporation, or April 27, 2010; provided, however, that the selling stockholders may make a disposition at any time if such disposition or series of dispositions is consummated in private block trades and the Company shall have given its prior written consent (which shall not be unreasonably withheld) to such disposition. After April 27, 2010 and until the selling stockholders dispose of all of the securities, the selling stockholders may not engage in a disposition of the securities unless (i) such disposition occurs on the NASDAQ Global Market in an open market transaction and (ii) such disposition when combined with all other dispositions made by such selling stockholder during any particular calendar week is in a volume that is less than ten percent (10%) of the average weekly trading volume for our common stock on the NASDAQ Global Market for the four (4) weeks prior to such distribution. The lock-up and exceptions are more fully described in the Lock-Up Agreement included as Exhibit 4.6 to this registration statement.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 110,000,000 shares. Those shares consist of 100,000,000 shares designated as common stock, $0.001 par value, and 10,000,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of March 1, 2010, there were approximately 59,216,300 shares of common stock issued and outstanding.

The following description summarizes the material terms of our capital stock. This summary is, however, qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation and bylaws, which are included as Exhibit 3.2 and Exhibit 3.4 to our Form S-1 filed with the Commission and declared effective on November 9, 2006, respectively, and which are incorporated by reference herein.

Common Stock

As of March 1, 2010, there were 59,216,300 shares of common stock outstanding held of record by approximately 180 stockholders, one of whom was CEDE & Co., a large clearing house that holds shares in its name for banks, brokers and institutions, in order to expedite the sale and transfer of stock. As of March 1, 2010, there were outstanding options to purchase a total of 8,408,403 shares of our common stock under our equity incentive plans.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and relative voting power. We could use the shares of common stock that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Warrants

As of March 1, 2010, there were outstanding warrants to purchase 4,264,852 shares of our common stock at an exercise price of $2.121 per share which become exercisable on July 8, 2010 and will remain exercisable for five years thereafter. As of March 1, 2010, there also were outstanding warrants to purchase 316,327 shares of our common stock at a weighted average exercise price of $3.95 per share which will expire at various dates between August 2012 and November 2015.

Registration Rights

In addition to the registration rights pursuant to which this prospectus and the related registration statement has been filed, we have agreed, in connection with our acquisition of Aesthera Corporation on February 26, 2010, to file one or more registration statements on Form S-3 with the Commission as promptly as practicable after issuance of shares of our common stock with an aggregate value of at least $1.0 million, or the Earn-Out Shares, to certain obligation holders of Aesthera, including junior debt holders, advisors and severance recipients, upon Aesthera’s achievement of certain milestones, to register for resale the Earn-Out Shares.

In addition, the holders of a significant number of shares of common stock are entitled to certain registration rights with respect to these securities as set forth in an agreement between us and the holders of these securities. These registration rights have been waived with respect to this prospectus and the related registration of Shares. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any such registration under certain circumstances. We are generally required to pay all expenses incurred in connection with registrations effected in connection with the following rights, excluding underwriting discounts and commissions.

Demand Rights. Until November 2011, subject to specified limitations, the holders of at least 40% of the shares of common stock held by the holders entitled to these registration rights may require that we register all or a portion of these securities for sale under the Securities Act, if the anticipated aggregate offering price of such securities is at least $2.0 million. We may be required to effect up to two such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

Incidental Rights. If we propose to register any of our securities under the Securities Act, for sale to the public, either for our own account or for the account of other security holders, or both, other than in connection with:

•	a registration relating solely to our stock option plans or other employee benefit plans; or

•	a registration relating solely to a business combination or merger involving us the holders of these registrable securities are entitled to notice of such registration and are entitled to include their common stock in the registration. Under certain circumstances, the underwriters, if any, may limit the number of shares included in any such registration.

Form S-3 Rights. In addition, the holders of in excess of 10% of these registrable securities will have the right to cause us to register all or a portion of these shares on a Form S-3, provided that we are eligible to use this form. We will not be required to effect such a registration unless the aggregate offering price of the shares to be registered, net of underwriting discounts and commissions, would reasonably be expected to exceed $1.0 million, and we will only be required to effect one such registration in any 12-month period and a total of seven such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders. Our amended and restated certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and bylaws relating to the absence of cumulative voting, the classification of our board of directors, the authority of the board of directors to amend the bylaws, the requirement that stockholder actions be effected at a duly called meeting, the designated parties entitled to call a special meeting of the stockholders and the size of the board of directors.

The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “SLTM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038, and its telephone number is (718) 921-8200.

LEGAL MATTERS

The validity of the Shares being offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California.

EXPERTS

The financial statements as of December 31, 2009 and for the year in the period ended December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Deloitte & Touche LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Reliant Technologies, Inc. at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in the Registration Statement on Form S-4 (No. 333-152948) of Solta Medical, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission’s web site at www.sec.gov and our website at www.solta.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the end of any offering made under this prospectus and accompanying prospectus (other than current reports or portions thereof furnished under Item 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 22, 2010;

•	Our definitive proxy statement for our 2010 annual meeting of stockholders, filed with the Commission on April 23, 2010;

•	Our current reports on Form 8-K, filed with the Commission on January 8, 2010, January 8, 2010, January 15, 2010, February 23, 2010, February 23, 2010, March 1, 2010, and April 5, 2010;

•	Our registration statement on Form S-4 (File No. 333-152948), filed with the Commission on August 11, 2008, including all amendments thereto;

•	Our registration statement on Form S-3 (File No. 333-164594), filed with the Commission on January 29, 2010, including all amendments thereto; and

•

Description of our common stock contained in our registration statement on Form S-1 (File No. 333-136501), filed with the Commission on August 10, 2006, including any amendment or report filed for the purpose of updating such description.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, California 94545

United States of America

Attn: Investor Relations

(510) 782-2286

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Amount to be Paid
Securities and Exchange Commission Registration Fee	$334

Legal Fees and Expenses	20,000

Accountant’s Fees and Expenses	10,000

Printing Expenses	5,000

Transfer Agent Fees and Expenses	5,000

Miscellaneous	5,000

Total	$45,334

Item 15.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as a director or officer. Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have entered into indemnification agreements with our directors and officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, and intend to enter into indemnification agreements with any new directors and officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in our response to Item 17 herein.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
2.1(3)	Agreement and Plan of Merger dated as of February 22, 2010 by and among Solta Medical, Inc., Apollo ATC Merger Corp., Aesthera Corporation and Dana Mead as Holder Representative.

4.1(1)	Specimen Common Stock certificate of the Registrant.

4.2(1)	Amended and Restated Investor Rights Agreement dated March 12, 2002 by and among the Registrant and certain stockholders.

4.3(2)	Registration Rights Agreement by and among Solta Medical, Inc. and certain investors, dated as of January 8, 2010.

4.4(2)	Form of Warrant to Purchase Common Stock.

4.5(3)	Registration Rights Agreement by and among Solta Medical, Inc. and certain investors, dated as of February 22, 2010.

4.6	Lock-Up Agreement by and among Solta Medical, Inc. and certain investors, dated as of February 22, 2010.

5.1(3)	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Auditors.

23.4(3)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1(3)	Power of Attorney (see page II-5).

(1)	Incorporated by reference from our Registration Statement on Form S-1 (Registration No. 333-136501), which was declared effective on November 9, 2006.
(2)	Incorporated by reference from our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 8, 2010.
(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on March 22, 2010.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on April 28, 2010.

SOLTA MEDICAL, INC.

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Stephen J. Fanning Stephen J. Fanning	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 28, 2010

/s/ John F. Glenn John F. Glenn	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2010

/s/ Harold L. Covert* Harold L. Covert	Director	April 28, 2010

/s/ Len DeBenedictis* Len DeBenedictis	Director	April 28, 2010

/s/ Edward W. Knowlton, M.D.* Edward W. Knowlton, M.D.	Director	April 28, 2010

/s/ Cathy L. McCarthy* Cathy L. McCarthy	Director	April 28, 2010

Marti Morfitt	Director

/s/ Mark M. Sieczkarek* Mark M. Sieczkarek	Director	April 28, 2010

/s/ Eric Stang* Eric Stang	Director	April 28, 2010

*By:	/s/ John F. Glenn
John F. Glenn Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1(3)	Agreement and Plan of Merger dated as of February 22, 2010 by and among Solta Medical, Inc., Apollo ATC Merger Corp., Aesthera Corporation and Dana Mead as Holder Representative.

4.1(1)	Specimen Common Stock certificate of the Registrant.

4.2(1)	Amended and Restated Investor Rights Agreement dated March 12, 2002 by and among the Registrant and certain stockholders.

4.3(2)	Registration Rights Agreement by and among Solta Medical, Inc. and certain investors, dated as of January 8, 2010.

4.4(2)	Form of Warrant to Purchase Common Stock.

4.5(3)	Registration Rights Agreement by and among Solta Medical, Inc. and certain investors, dated as of February 22, 2010.

4.6	Lock-Up Agreement by and among Solta Medical, Inc. and certain investors, dated as of February 22, 2010.

5.1(3)	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Auditors.

23.4(3)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1(3)	Power of Attorney (see page II-5).

(1)	Incorporated by reference from our Registration Statement on Form S-1 (Registration No. 333-136501), which was declared effective on November 9, 2006.
(2)	Incorporated by reference from our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 8, 2010.
(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on March 22, 2010.